EXHIBIT 99

                                                              Koger Equity, Inc.
                                                            Post Office Box 4339
                                                     Jacksonville, Florida 32201
                                                                    904-398-3403


                                         NEWS


               KOGER EQUITY, INC. ANNOUNCES FINANCIAL DEVELOPMENTS


Jacksonville, Florida, August 16, 1996 -- Jacksonville-based Koger Equity, Inc. (AMEX:KE) announced that it has signed a loan application with The Northwestern Mutual Life Insurance Company for a $190 million non-recourse loan which will be secured by ten office parks. This loan will be divided into (i) a tranche in the amount of $100.5 million with a ten year maturity and an interest rate of 8.25 percent and (ii) a tranche in the amount of $89.5 million with a maturity of 12 years and an interest rate of 8.33 percent. The Company is also seeking to refinance the $62 million balance of its debt and to establish a new bank revolving credit facility of approximately $50 million to finance growth opportunities. It looks forward to completing the refinancings (which will eliminate restrictive covenants in the Company's existing debt) and arranging the new credit facility by the end of the year or in the first quarter of 1997.

Koger Equity also announced that it has entered into an agreement with the Internal Revenue Service settling matters with respect to the IRS's customary examination of the Company's 1992 and 1993 Federal income tax returns and the Koger Properties, Inc. ("KPI") final Federal income tax return through the effective date of the merger of KPI and the Company. Under the terms of the settlement, the amount of KPI's net operating tax loss carryforwards at the date of the merger has been settled at $30 million, and is useable at the rate of $7.9 million per year. Koger Equity's net operating tax loss carryforward available to offset REIT taxable income in 1996 is approximately $31.4 million. The Company regards the foregoing settlement as a favorable resolution of issues which were the subject of the IRS audit and in line with its tax strategy developed in connection with the KPI merger.

Victor A. Hughes, Jr., Koger Equity Chairman and Chief Executive Officer, said, "As previously announced, the board intends to reinstitute a dividend beginning next year. The favorable IRS settlement with respect to net operating tax loss carryforwards will not affect the tax loss carryforwards useable by the Company in 1996 or 1997 or its plan to reinstitute a dividend in 1997. The board expects to set a dividend record date in the fourth quarter for payment of an initial quarterly dividend early in the first quarter of 1997."

Mr. Hughes also said, "Our Company has made good progress through the first six months of the year, a fact which has been noticed by the securities markets. The closing price of Koger Equity's common stock on the American Stock Exchange on June 30 was $13 3/8, reflecting a total return

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of 25.8% for the first six  months  of 1996,  compared  to 6.82% for all  equity
REITs and 11.21% for our comparable group of office REITs over the same period. From June 30, 1995, to June 30, 1996, the total return for the Company's common stock was 52.9% and with the closing price on August 15, 1996, of $14.75, total return from June 30, 1995, increased to 68.6%. The outlook for the balance of the year remains very favorable with funds from operations projected to approximate $32 million for 1996."

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The foregoing news release contains  forward-looking  statements,  together with related data and projections, about the Company's projected 1996 financial results and its proposed debt refinancing. The actual results for 1996 and of such refinancing activities could differ materially from those projected because of factors affecting the financial markets, reactions of the Company's existing or prospective lenders and investors, the ability of the Company to renew and enter into new leases on favorable terms, and other risk factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Cautionary Statement Relevant to Forward-Looking Information for Purpose of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

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